Exhibit 77(c)


Matters submitted to a Vote of Security Holders

On June 13, 2007, an Annual Meeting of Shareholders for ING Global Advantage and Premium Opportunity Fund was held at which the shareholders were asked to elect three Class II Trustees to represent the interests of the holders of Common Shares of the Fund until the election and qualification of their successors.

                                                                Shares
                                                                voted
                                                Shares        against or     Shares       Total Shares
                           Trustee            voted for        withheld    abstained         Voted
                           -------            ---------        --------    ---------         -----
Class II Trustees    John V. Boyer          15,823,792.000   152,796.000                15,976,588.000
                     Patricia W. Chadwick   15,827,338.000   149,250.000                15,976,588.000
                     Sheryl K. Pressler     15,826,357.000   150,231.000                15,976,588.000
                     John V. Boyer          15,823,792.000   152,796.000                15,976,588.000